Exhibit 99.1
hhgregg Announces Third Fiscal Quarter Operating Results
INDIANAPOLIS, January 28, 2016 - hhgregg, Inc. (NYSE: HGG) ("hhgregg" or the "Company") today announced operating results for the third quarter ended December 31, 2015 as compared to the third quarter ended December 31, 2014.
Third Quarter Summary

•	Net sales decreased 10.9% to $593 million compared to prior year third quarter.

•	Comparable store sales decreased 10.8% compared to the prior year third quarter.

•	Gross margin decreased to 26.1% compared to 27.0% in the prior year third quarter

•
Net loss per diluted share was $0.97. Net loss per diluted share, as adjusted, was $0.17. In the prior year third quarter, net loss per diluted share was $3.10 and net loss per diluted share, as adjusted, was $0.18.

•	Adjusted EBITDA was $4.3 million compared to $8.0 million in the prior year third quarter.
Dennis May, President and Chief Executive Officer, commented, “As we previously reported, we did not meet our overall expectations for the quarter due to the competitive pressures in the market, but continue to see the impact from our strategic investments in our transformation plan. Year to date we have now realized $48.9 million of cost savings and remain on track to meet or exceed our plan to save $50 million in fiscal 2016. These cost savings efforts have allowed us to generate $4.0 million more of Adjusted EBITDA fiscal year to date compared to the comparable prior year period and we remain confident we will generate positive adjusted EBITDA for the fiscal year. We also continue to focus on our revenue generation initiatives, specifically around Fine Lines expansion, furniture growth and premium televisions, as we finish fiscal 2016 and enter into fiscal 2017. "

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(unaudited, amounts in thousands, except share and per share data)	2015	2014	2015	2014
Net sales	$593,219	$665,616	$1,521,158	$1,643,771
Net sales % decrease	(10.9)%	(5.9)%	(7.5)%	(8.7)%
Comparable store sales % decrease (1)	(10.8)%	(6.3)%	(7.3)%	(9.1)%
Gross profit as a % of net sales	26.1%	27.0%	28.1%	28.4%
SG&A as a % of net sales	19.6%	19.9%	22.4%	22.4%
Net advertising expense as a % of net sales	5.8%	5.8%	5.5%	6.0%
Depreciation and amortization expense as a % of net sales	1.4%	1.5%	1.7%	1.9%
Asset impairment charges as a % of net sales	3.5%	6.5%	1.4%	2.6%
Loss from operations as a % of net sales	(4.2)%	(6.8)%	(2.8)%	(4.6)%
Net interest expense as a % of net sales	0.1%	0.1%	0.1%	0.1%
Income tax expense as a % of net sales	0.2%	6.2%	0.1%	1.9%
Net loss	$(26,913)	$(86,865)	$(45,794)	$(107,518)
Net loss per diluted share	$(0.97)	$(3.10)	$(1.65)	$(3.80)
Net loss per diluted share, as adjusted (2)	$(0.17)	$(0.18)	$(0.85)	$(0.91)
Adjusted EBITDA	$4,329	$8,024	3,440	(566)
Weighted average shares outstanding—diluted	27,707,978	28,008,808	27,698,789	28,282,050
Number of stores open at the end of period	227	228

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

(2)
Amounts are adjusted to exclude the impact of establishing a valuation allowance for deferred tax assets, fixed asset impairment charges and income tax charges in the current period associated with the Internal Revenue Service's settlement of a prior year tax matter. Amount is adjusted to reflect the expense in the period settled. See the attached reconciliation of non-GAAP measures to GAAP measures

HIGHLIGHTS FOR THE THIRD QUARTER
Revenue Highlights
The Company's net sales performance in the quarter was driven primarily by a comparable store sales decline. Net sales mix and comparable store sales percentage changes by product category for the three and nine month periods ended December 31, 2015 and 2014 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended December 31		Nine Months Ended December 31		Three Months Ended December 31		Nine Months Ended December 31
	2015	2014	2015	2014	2015	2014	2015	2014
Appliances	43%	43%	52%	50%	(10.4)%	(0.1)%	(4.1)%	(2.6)%
Consumer electronics (1)	46%	44%	37%	37%	(7.9)%	(3.9)%	(7.5)%	(11.3)%
Home products (2)	5%	5%	6%	5%	3.3%	(9.2)%	6.2%	(2.0)%
Computers and tablets	6%	8%	5%	8%	(35.2)%	(35.0)%	(35.6)%	(33.2)%
Total	100%	100%	100%	100%	(10.8)%	(6.3)%	(7.3)%	(9.1)%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture and mattresses.

The Company's comparable store sales drivers for the three months ended December 31, 2015 are summarized below:

	Comparable Store Sales	Average Selling Price	Sales Unit Volume
Appliances	(10.4)%	Decrease	Decrease
Consumer electronics (1)	(7.9)%	Increase	Decrease
Home products (2)	3.3%	Increase	Decrease
Computers and tablets	(35.2)%	Decrease	Decrease
Total	(10.8)%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture and mattresses.

Gross Margin Highlights
The Company's gross profit margin, expressed as gross profit as a percentage of net sales, decreased 83 basis points for the three month period ended December 31, 2015 to 26.1% from 27.0% for the comparable prior year period.

•
The Company's decrease in gross profit margin for the period was primarily a result of lower gross profit margin rates in all categories except home products, partially offset by a favorable product sales mix to categories with higher gross margin rates. The decrease in gross margin rates was primarily driven by greater competition and a higher promotional environment during the holiday period.

Cost Structure Highlights
The Company continues to manage its cost structure to align with its expected sales levels and to keep the Company positioned for EBITDA growth.

•
During the third quarter, hhgregg realized $21.7 million of its expected $50 million of annual cost savings for fiscal 2016. For the first nine months of fiscal 2016, the Company realized $48.9 million of the targeted $50 million projected annual cost savings. This has partially been offset by $6.0 million of additional fees associated with customer financing described below.

•
The decrease in advertising expense of $4.7 million for the third quarter was due to a reduction of gross advertising spend primarily driven by reductions in print media along with rebalancing of spending among more efficient advertising mediums.

•	The decrease in SG&A as a percentage of net sales to 19.6% from 19.9% for the three month comparable prior year period was a result of:

▪	49 basis points decrease, or $8.6 million, in wages due to our continuing effort to drive efficiencies in the Company's labor structure; and

▪	36 basis points decrease, or $4.3 million, in delivery services due to efficiencies in routing and lower fuel prices; and

▪	22 basis points decrease, or $2.2 million, in employee benefits due to a reduction of medical expenses and payroll taxes driven by the efficiencies in the Company's labor structure; and

▪	15 basis points decrease, or $1.1 million, due to the lapsing of consulting expenses to assist with our transformation efforts in the prior year period.
These decreases were partially offset by:

▪
a 26 basis points increase, or $0.9 million, in fees associated with the higher cost of offering customer extended months special financing options and the increased use of the private label credit card; and

▪	a 72 basis point increase,or $0.9 million, increase in occupancy costs primarily due to increased property tax rates.
Asset Impairment
Due to declining sales and overall pressure on profitability in the third fiscal quarter the Company performed a detailed store impairment analysis as of December 31, 2015. As a result of the third quarter of fiscal 2016 impairment analysis, 40 locations with an aggregate net book value of $21.7 million were reduced to an estimated aggregate fair value of $0.8 million based on their projected cash flows, discounted at 15%. This resulted in a non-cash asset impairment charge of $20.9 million for the three months ended December 31, 2015. The fair values were determined using a probability based cash flow analysis based on management's estimates of future store-level sales, gross margins, and direct expenses.
Income Taxes
During the third quarter fiscal 2016 the Company recorded $1.3 million of income tax expense due to the settlement of an Internal Revenue Service examination for a prior year. There was no income tax expense or benefit recorded related to the current quarter operations due to the Company's full valuation allowance that was recorded in the prior year. For the three months ended December 31, 2014, the Company recorded a $41.3 million income tax expense, or $1.47 per diluted shared, due to recording a full valuation allowance to reduce the net deferred tax assets to zero.

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three months ended December 31, 2015, on Thursday, January 28, 2016 at 9:00 a.m. (Eastern Time). Our call will be hosted by Dennis May, our President and CEO, Robert Riesbeck, our CFO, and Lance Peterson, our Director of Finance & Investor Relations.
Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 227 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.
Forward Looking Statements
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements, including with respect to the Company’s financial performance, ability to manage costs, ability to execute the Company's 2016 initiatives, innovation in the video industry, the impact and amount of non-cash charges, and shifts in the Company’s sales mix. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the ability to successfully execute its strategies and initiatives, particularly in the sales mix shift and consumer electronics category; its ability to maintain a positive brand perception and recognition; the failure of manufacturers to introduce new products and technologies; competition in existing, adjacent and new metropolitan markets; its ability to maintain the security of customer, associate and Company information; its ability to roll out new financing offers to customers; its ability to effectively manage and monitor its operations, costs and service quality; its ability to maintain and upgrade its information technology systems; its ability to maintain and develop multi-channel sales and marketing strategies; competition from internet retailers; its ability to meet delivery schedules; the effect of general and regional economic and employment conditions on its net sales; its ability to attract and retain qualified sales personnel; its ability to meet financial performance guidance; its ability to generate sufficient cash flows to recover the fair value of long-lived assets and recognize deferred tax assets; its reliance on a small number of suppliers; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates and the potential for litigation.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for fiscal year 2015 filed May 15, 2015. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Lance Peterson, Director, Finance & Investor Relations
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(In thousands, except share and per share data)
Net sales	$593,219	$665,616	$1,521,158	$1,643,771
Cost of goods sold	438,189	486,114	1,093,126	1,176,885
Gross profit	155,030	179,502	428,032	466,886
Selling, general and administrative expenses	116,533	132,563	341,116	368,264
Net advertising expense	34,168	38,915	83,476	99,188
Depreciation and amortization expense	8,355	10,062	25,115	31,360
Asset impairment charges	20,910	42,987	20,910	42,987
Loss from operations	(24,936)	(45,025)	(42,585)	(74,913)
Other expense (income):
Interest expense	727	615	1,966	1,922
Interest income	(2)	(47)	(9)	(54)
Total other expense	725	568	1,957	1,868
Loss before income taxes	(25,661)	(45,593)	(44,542)	(76,781)
Income tax expense	1,252	41,272	1,252	30,737
Net loss	$(26,913)	$(86,865)	$(45,794)	$(107,518)
Net loss per share
Basic and diluted	$(0.97)	$(3.10)	$(1.65)	$(3.80)
Weighted average shares outstanding-basic and diluted	27,707,978	28,008,808	27,698,789	28,282,050

HHGREGG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	73.9	73.0	71.9	71.6
Gross profit	26.1	27.0	28.1	28.4
Selling, general and administrative expenses	19.6	19.9	22.4	22.4
Net advertising expense	5.8	5.8	5.5	6.0
Depreciation and amortization expense	1.4	1.5	1.7	1.9
Asset impairment charges	3.5	6.5	1.4	2.6
Loss from operations	(4.2)	(6.8)	(2.8)	(4.6)
Other expense (income):
Interest expense	0.1	0.1	0.1	0.1
Interest income	—	—	—	—
Total other expense	0.1	0.1	0.1	0.1
Loss before income taxes	(4.3)	(6.8)	(2.9)	(4.7)
Income tax expense	0.2	6.2	0.1	1.9
Net loss	(4.5)	(13.1)	(3.0)	(6.5)
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2015, MARCH 31, 2015 AND DECEMBER 31, 2014
(UNAUDITED)

	December 31, 2015	March 31, 2015	December 31, 2014
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$7,036	$30,401	$27,143
Accounts receivable—trade, less allowances of $31, $19 and $557 as of December 31, 2015, March 31, 2015 and December 31, 2014, respectively	14,937	11,901	21,739
Accounts receivable—other	17,435	16,715	23,564
Merchandise inventories, net	340,323	257,469	381,692
Prepaid expenses and other current assets	6,947	6,581	14,918
Income tax receivable	462	5,326	5,900
Total current assets	387,140	328,393	474,956
Net property and equipment	91,241	128,107	135,825
Deferred financing costs, net	1,392	1,796	1,930
Deferred income taxes	—	6,489	8,684
Other assets	2,990	2,844	2,646
Total long-term assets	95,623	139,236	149,085
Total assets	$482,763	$467,629	$624,041
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$173,017	$112,143	$224,080
Line of credit	—	—	—
Customer deposits	48,185	48,742	51,553
Accrued liabilities	57,935	46,723	61,686
Deferred income taxes	—	6,489	8,684
Income tax payable	1,129	—	—
Total current liabilities	280,266	214,097	346,003
Long-term liabilities:
Deferred rent	61,546	67,935	68,637
Other long-term liabilities	10,798	12,009	11,818
Total long-term liabilities	72,344	79,944	80,455
Total liabilities	352,610	294,041	426,458
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2015, March 31, 2015 and December 31, 2014, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 41,204,660, 41,161,753 and 41,158,041 shares issued; and 27,707,978, 27,665,071 and 27,661,359 outstanding as of December 31, 2015, March 31, 2015, and December 31, 2014, respectively	4	4	4
Additional paid-in capital	304,039	301,680	300,447
Retained earnings (accumulated deficit)	(23,662)	22,132	47,360
Common stock held in treasury at cost; 13,496,682 shares as of December 31, 2015, March 31, 2015, and December 31, 2014	(150,228)	(150,228)	(150,228)
Total stockholders’ equity	130,153	173,588	197,583
Total liabilities and stockholders’ equity	$482,763	$467,629	$624,041

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(UNAUDITED)

	Nine Months Ended
	December 31, 2015	December 31, 2014
	(In thousands)
Cash flows from operating activities:
Net loss	$(45,794)	$(107,518)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	25,115	31,360
Amortization of deferred financing costs	404	404
Stock-based compensation	2,423	3,375
Gain on sales of property and equipment	60	188
Deferred income taxes	—	41,402
Asset impairment charges	20,910	42,987
Tenant allowances received from landlords	812	833
Changes in operating assets and liabilities:
Accounts receivable—trade	(3,036)	(6,618)
Accounts receivable—other	(1,512)	(7,431)
Merchandise inventories	(82,854)	(83,150)
Income tax receivable	4,864	(4,520)
Prepaid expenses and other assets	(352)	(8,360)
Accounts payable	62,456	83,342
Customer deposits	(557)	10,035
Income tax payable	1,129	(122)
Accrued liabilities	11,148	10,661
Deferred rent	(6,409)	(5,355)
Other long-term liabilities	(1,010)	31
Net cash (used in) provided by operating activities	(12,203)	1,544
Cash flows from investing activities:
Purchases of property and equipment	(10,406)	(16,803)
Proceeds from sales of property and equipment	80	44
Purchases of corporate-owned life insurance	(160)	(533)
Net cash used in investing activities	(10,486)	(17,292)
Cash flows from financing activities:
Purchases of treasury stock	—	(5,281)
Net (repayments) borrowings on inventory financing facility	(676)	8
Net cash used in financing activities	(676)	(5,273)
Net decrease in cash and cash equivalents	(23,365)	(21,021)
Cash and cash equivalents
Beginning of period	30,401	48,164
End of period	$7,036	$27,143
Supplemental disclosure of cash flow information:
Interest paid	$1,572	$502
Income taxes received	$(4,721)	$(5,993)
Capital expenditures included in accounts payable	$503	$992

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF NET LOSS, AS ADJUSTED AND
DILUTED NET LOSS PER SHARE, AS ADJUSTED,
(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share data)	2015	2014	2015	2014
Net loss as reported	$(26,913)	$(86,865)	$(45,794)	$(107,518)
Non-cash adjustments to net loss:
Asset impairment charges	20,910	42,987	20,910	42,987
Valuation allowance for deferred tax assets	—	56,879	—	56,879
Tax impact of adjustments to net income (1)	—	(16,808)	—	(16,808)
Cash adjustments to net loss:
Income tax expense (2)	1,252	(1,252)	1,252	(1,252)
Net loss, as adjusted	$(4,751)	$(5,059)	$(23,632)	$(25,712)
Weighted average shares outstanding – Diluted	27,707,978	28,008,808	27,698,789	28,282,050
Net loss per diluted share as reported	$(0.97)	$(3.10)	$(1.65)	$(3.80)
Tax adjusted impact of above adjustments	$0.80	$2.92	$0.80	$2.89
Net loss per diluted share, as adjusted	$(0.17)	$(0.18)	$(0.85)	$(0.91)

(1)	Tax impact of the asset impairment charge using an effective rate of 39.1% for the prior year. Current year amounts are not adjusted due to the Company's full valuation allowance for deferred taxes.

(2)
Amount represents the expense charged in the current period associated with the Internal Revenue Service's settlement of a prior year tax matter. Amount is adjusted to reflect the expense in the period settled.

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF EBITDA AND
ADJUSTED EBITDA (UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2015	2014	2015	2014

Net loss as reported	$(26,913)	$(86,865)	$(45,794)	$(107,518)
Adjustments:
Depreciation and amortization	8,355	10,062	25,115	31,360
Interest expense, net	725	568	1,957	1,868
Income tax expense	1,252	41,272	1,252	30,737
EBITDA	$(16,581)	$(34,963)	$(17,470)	$(43,553)
Non-cash asset impairment charges	20,910	42,987	20,910	42,987
Adjusted EBITDA	$4,329	$8,024	$3,440	$(566)

We believe that the non-GAAP measures described above provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted net loss, adjusted net loss per diluted share, EBITDA and Adjusted EBITDA are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management makes standard adjustments for items such as non-cash asset impairments, valuation allowance on deferred tax assets, income taxes recorded in current period related to prior year periods, as well as adjustments for other items that may arise during the period and have a meaningful impact on comparability.

The above information provides reconciliations from net (loss), the most comparable financial measure calculated and presented in accordance with accounting principles generally accepted in U.S. (“GAAP”), to non-GAAP financial measures. The Company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.
EBITDA represents net loss before income tax expense, interest income, interest expense, depreciation and amortization. The Company has presented EBITDA because it considers it an important supplemental measure of its performance and believes it is frequently used by analysts, investors and other interested parties in the evaluation of companies in its industry. Management uses EBITDA as a measurement tool for evaluating its actual operating performance compared to budget and prior periods. EBITDA is not a measure of performance under US GAAP and should not be considered as a substitute for net loss prepared in accordance with GAAP. EBITDA has limitations as an analytical tool, and you should not consider these in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Some of the limitations of EBITDA measures are:

•	EBITDA does not reflect the Company's cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect interest expense or the cash requirements necessary to service interest payments on the Company's debt;

•	EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

•
Although depreciation and amortization are non-cash charges, the asset being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA only as a supplement.

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2014, 2015 and 2016
(Unaudited)

	FY2014				FY2015				FY2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Beginning Store Count	228	228	228	228	228	229	228	228	228	227	227
Store Openings	—	—	—	—	1	—	—	—	1	—	—
Store Closings	—	—	—	—	—	(1)	—	—	(2)	—	—
Ending Store Count	228	228	228	228	229	228	228	228	227	227	227
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.